EXHIBIT 99.1

Meridian Resource Announces New Executive as Senior Vice President, Exploration

HOUSTON, Sept. 12, 2007 (PRIME NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) announced today Mr. Stephen Western has joined the Company as its new Senior Vice President, Exploration.

Mr. Stephen Western has over 29 years of domestic exploration experience in a variety of positions with increasing responsibilities, primarily with large petroleum companies, including, ConocoPhillips, Burlington Resources, Vastar, Occidental Oil & Gas, BP Exploration and Standard Oil. Prior to joining Meridian, Steve was the Exploration Manager for the Northern Gulf of Mexico for ConocoPhillips Corporation. His positions at Burlington Resources included Exploration Manager, U.S. Conventional Resources and Global Chief Geophysicist. Steve received a B.S. in Physics from the University of Texas at Arlington, an M.S. in Geology from Texas Christian University and an M.B.A. from Houston Baptist University.

The Company welcomes Mr. Western to The Meridian Resource Corporation, and is very pleased to add his extensive skills set and expertise to the Company's executive team. He will be a great asset to Meridian as it continues to execute its strategic plans to grow reserves and production through disciplined project portfolio management and asset diversification. "I am excited to join Meridian's strong management team and apply my experience in a way that will help shape the company's future," said Steve Western.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, Oklahoma, Kentucky and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential project and wells for exploration and development. Meridian is headquartered in Houston, Texas, and has offices in Tulsa, Oklahoma as well as a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR."

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2006.

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CONTACT:  The Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com